SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
DIAMOND FOODS, INC.

(Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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February 11, 2008

To our stockholders:

You are cordially invited to attend our 2008 annual meeting of stockholders (“Annual Meeting”) to be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California on Tuesday, March 25, 2008 at 10:00 a.m., California time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the 2008 Annual Meeting and proxy statement. The annual meeting materials include the Notice, proxy statement, our Annual Report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Sincerely,

Michael J. Mendes
President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
2007 GRANTS OF PLAN-BASED AWARDS
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2007 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS

Diamond Foods, Inc.
1050 S. Diamond Street
Stockton, California 95205

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2008 annual meeting of stockholders (“Annual Meeting”) will be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California, 95205 on Tuesday, March 25, 2008 at 10:00 a.m., California time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of three Class III members to our board of directors, each to serve until our 2011 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our board of directors intends to present the following nominees for election as directors: John J. Gilbert, Steven M. Neil and Robert J. Zollars.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on February 6, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Stephen Kim
Secretary

Stockton, California
February 11, 2008

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Diamond Foods, Inc.
1050 S. Diamond Street
Stockton, California 95205

PROXY STATEMENT

February 11, 2008

The accompanying proxy is solicited on behalf of the Board of Directors of Diamond Foods, Inc., a Delaware corporation, for use at the 2008 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at our principal executive offices located at 1050 S. Diamond Street, Stockton, California, 95205 on Tuesday, March 25, 2008 at 10:00 a.m., local time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about February 6, 2008. Our Annual Report to Stockholders, in addition to our Annual Report on Form 10-K, each for the 2007 fiscal year, are enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of Diamond Foods common stock as of the close of business on February 6, 2008 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 16,145,551 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting, and will count toward determining whether or not a quorum is present.

If a stockholder does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker may vote those shares on “routine” matters, such as the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Shares voted in this manner by a broker are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such “routine” proposals. In the event a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be considered entitled to vote with respect to that matter, but will be treated as shares present for the purpose of determining the presence of a quorum to transact business at the meeting.

Voting Rights; Required Vote; Quorum

Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of Proposal No. 2 ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008 requires the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have three options for submitting their votes, by Internet, telephone or mail. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it in to us the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “for” the election to the board of directors of each of the nominees named on the proxy card, “for” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008 and in the discretion of the proxy holders on any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or email. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, P.O. Box 43078, Providence, Rhode Island 02940, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold your Diamond Foods shares in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank or a trustee): visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 with questions about electronic delivery.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The board of directors currently consists of nine directors, three of whom are the Class III directors standing for election at the Annual Meeting. It is intended that the proxies will be voted for the three nominees named below for election to our board of directors unless authority to vote for any such nominee is withheld. All of the nominees are presently members of our board of directors.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director, and each nominee has confirmed that he will serve on the board if elected. The term of office of each person elected as a director will continue until the 2011 annual meeting of our stockholders or until his successor has been elected and qualified.

Nominees

The names of the nominees, their ages and background information are set forth below:

			Director
Name of Director	Age	Principal Occupation	Since

John J. Gilbert	65	Owner and President of Gilbert Orchards and Rio Oso Groves, Inc.	2005
Steven M. Neil	55	Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc.	2005
Robert J. Zollars	50	Chairman and Chief Executive Officer of Vocera Communications, Inc.	2005

John J. Gilbert is our Chairman of the board of directors. He served as the Chairman of the board of directors of our predecessor company, Diamond Walnut Growers, from 1996 to July 2005. Since 1983, Mr. Gilbert has been the owner and President of Gilbert Orchards and Rio Oso Groves, Inc., each of which is a family corporation focusing on walnuts. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Steven M. Neil has served as Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, since April 2007. From January 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From July 2003 to January 2005, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From October 1997 to June 2003, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. He holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Robert J. Zollars has served as Chairman and Chief Executive Officer of Vocera Communications, Inc., a company providing instant wireless communications solutions, since June 2007. From May 2006 to June 2007,

Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S., since May 2006. From July 1999 to March 2006, Mr. Zollars was chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. He holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University.

Directors

The three directors listed below are Class I members of the board. Their terms expire at the 2009 annual meeting of stockholders.

			Director
Name of Director	Age	Principal Occupation	Since

Joseph P. Silveira	60	President of Farmland Management Services, Inc.	2005
Laurence M. Baer	50	Executive Vice President and Chief Operating Officer, San Francisco Giants.	2005
Michael J. Mendes	44	President and Chief Executive Officer of Diamond Foods, Inc.	2005

Joseph P. Silveira served as a member of board of directors of our predecessor company, Diamond Walnut Growers, from June 2002 to July 2005. Since 1994, Mr. Silveira has served as President of Farmland Management Services, Inc., directing property acquisitions, operations, leases and sales. He holds a B.S. from California Polytechnic State University, San Luis Obispo.

Laurence M. Baer has served as Executive Vice President of the San Francisco Giants Baseball Club since 1992 and as its Chief Operating Officer since 1996. From 1990 until 1992, he served as Assistant to the Chairman of CBS, Inc., a media and entertainment corporation. Mr. Baer holds a B.A. from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

Michael J. Mendes has served as President and Chief Executive Officer of Diamond since 1998, and served as Vice President of International Sales and Marketing, prior to being appointed as CEO. Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. Mr. Mendes has served as Chairman of the Grocery Manufactures Association’s President’s Advisory Council and currently serves on the Industry Affairs Council. He is currently on the Advisory Board of the Wine Group and has served on the boards of various industry associations. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

The three directors listed below are Class II members of the board. Their terms expire at the 2010 annual meeting of stockholders.

			Director
Name of Nominee	Age	Principal Occupation	Since

Robert M. Lea	64	Founder and Owner, Law Offices of Robert Lea.	2005
Dennis Mussell	65	Retired, former President and Chief Executive Officer of Chicken of the Sea International.	2005
Glen C. Warren	52	President, Chief Financial Officer and a director of Antero Resources Corporation.	2005

Robert M. Lea served as a member of the board of directors of our predecessor company, Diamond Walnut Growers, from 1993 to July 2005. Since November 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. From January 2004 to November 2004, Mr. Lea served as the Managing Partner of Lea and Shepherd, a law firm. From 1984 to December 2003, he was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Dennis Mussell is the retired former President and Chief Executive Officer of Chicken of the Sea International, a packaged seafood company, after serving from August 1997 until January 2005. Prior to holding this position, he served in various senior capacities with Van Camp Seafood Company, Inc., the predecessor corporation to Chicken of the Sea International, including most recently Chief Operating Officer. Mr. Mussell has extensive work experience in the packaged food industry. He holds a B.S. from Southwest Missouri State University.

Glen C. Warren, Jr. has served as President, Chief Financial Officer and a director of Antero Resources Corporation, a natural gas exploration and production company, since June 2002. Prior to joining Antero Resources Corporation, he served as a Managing Director of Concert Energy Advisors, a consulting firm to energy companies, from November 2001 to June 2002. From 1998 to March 2001, Mr. Warren served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors of Pennaco Energy, Inc., an energy exploration and production company, from 1998 to March 2001. From 1989 to 1998, he was an investment banker with Dillon, Read & Co., Inc., Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for directors, officers and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, committee charters and Diamond Code of Conduct form our corporate governance framework. The Diamond Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating Committee are available through the investor relations page at our web site: www.diamondfoods.com. We will post on this web site any amendments to the Diamond Code of Conduct or waivers of the Diamond Code of Conduct for our directors and executive officers.

Composition of Board of Directors

Our Board of Directors has nine authorized members, who are Jack Gilbert, Robert Lea, Joseph Silveira, Laurence Baer, Dennis Mussell, Steven Neil, Glen Warren, Robert Zollars and Michael Mendes.

Our Board is divided into three classes:

•	Class I directors, whose terms expire at the 2009 annual meeting of stockholders;

•	Class II directors, whose terms expire at the 2010 annual meeting of stockholders; and

•	Class III directors, whose terms expire at the 2008 annual meeting of stockholders.

At each annual meeting of stockholders, the successors to directors whose terms have expired will be elected to serve from the time of their election and qualification until the third annual meeting following their election.

Board of Directors Meetings and Committees

During the 2007 fiscal year, our Board of Directors met five times and acted by unanimous written consent twice. No director attended fewer than 75% of the total number of meetings of the Board held while the director served and the total number of meetings held by all committees of the Board of Directors on which the director served during the 2007 fiscal year.

Audit Committee.  The audit committee reviews and evaluates our financial statements, accounting practices and internal audit and control functions, selects our independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The members of our audit committee currently are Mr. Silveira, Mr. Mussell and Mr. Neil, with Mr. Neil serving as chairman of the committee. The Board of Directors has determined that Mr. Neil qualifies as an “audit committee financial expert” as defined by the rules of the SEC and that all of the members of the audit committee are independent under applicable NASDAQ listing standards. The audit committee met four times during fiscal 2007.

Compensation Committee.  The compensation committee reviews and determines the compensation and benefits of our officers and directors. The committee also administers our equity compensation and employee benefits plans and reviews general policies relating to compensation and benefits. The members of our compensation committee are Mr. Baer, Mr. Warren and Mr. Zollars, with Mr. Zollars serving as chairman of the committee. The Board of Directors has determined that all of the members of the compensation committee are independent directors as defined under applicable NASDAQ listing standards. The compensation committee met four times and acted by unanimous written consent four times during fiscal 2007.

Nominating and Governance Committee.  The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election as directors and other corporate governance related matters. The members of our nominating and governance committee are Mr. Mussell, Mr. Warren and Mr. Zollars, with Mr. Warren serving as chairman of the committee. The Board of Directors has determined that all of the members of the nominating and governance committee are independent directors as defined under applicable NASDAQ listing standards. The nominating committee met once during the 2007 fiscal year.

Consideration of Director Nominees

Director Qualifications.  The goal of the nominating and governance committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and governance committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have not established any particular minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits nominees to the Board of Directors for approval. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees.  The nominating and governance committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the possible election at the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the Securities and Exchange Commission or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the nominating and governance committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter and will apply the criteria described in this section.

Independent Directors

The Board of Directors has determined that each of Mr. Baer, Mr. Mussell, Mr. Neil, Mr. Warren, Mr. Silveira and Mr. Zollars is an “independent director” under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. Mr. Baer is the Executive Vice President and Chief Operating Officer of the San Francisco Giants, with whom we have a corporate sponsorship arrangement. In connection with the sponsorship, we paid the San Francisco Giants a fee and receive sampling, signage and other brand exposure benefits at AT&T Park during the baseball season. The amount of the fee is not material to Diamond or the San Francisco Giants, and Mr. Baer does not receive any material direct or indirect benefit from the fee that would impair his independence. Mr. Silveira is the President of Farmland Management Services, which provides farming services to clients. One of Farmland Management’s clients is John Hancock, which operates a number of farming assets including walnut orchards from which we purchase walnuts. Mr. Silveira receives a management fee from John Hancock for providing farming services, which is unrelated to the purchase price we pay to John Hancock for walnuts. We do not believe that Mr. Silveira has a material direct or indirect interest in our arrangement with John Hancock that would impair his independence.

Communication with the Board

You may contact the Board of Directors by sending a letter addressed to the Board of Directors, care of Corporate Secretary, Diamond Foods, Inc., 1050 S. Diamond Street, Stockton, California 95205. An employee will forward these letters directly to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward correspondence, such as product-related inquiries, elsewhere within Diamond for review and possible response. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Meetings

Each member of the Board of Directors is expected to be available to attend all regularly scheduled meetings of the board and any committees on which the director serves, and our annual meeting of stockholders. All directors attended our last annual meeting. Each director is expected to make his best effort to attend all special board and committee meetings.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2008, and our stockholders are being asked to ratify the audit committee’s appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1998. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

If the stockholders fail to ratify the appointment, the audit committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our best interests as well as the best interests of our stockholders.

Audit Fees

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP and affiliated entities (collectively, “Deloitte & Touche”) for the 2007 and 2006 fiscal years.

	For the Year Ended July 31,
Nature of Services	2007	2006
	(In thousands)

Audit Fees	$902	$1,197
Audit-Related Fees	—	—
Tax Fees	14	12
All Other Fees	—	—

Total Fees	$916	$1,209

Audit Fees.  This category includes services provided in connection with the audit of our annual, consolidated financial statements, the review of our unaudited, quarterly consolidated financial statements, and review of our periodic and current reports filed with the securities exchange commission. For fiscal 2007 and 2006, Audit Fees also includes fees for Deloitte & Touche’s evaluation of the internal controls over our financial reporting and audit activities associated with an acquisition of assets.

Audit-Related Fees.  We did not incur any Audit-Related Fees during fiscal 2007 or fiscal 2006.

Tax Fees.  This category consists of tax compliance, tax planning, tax return preparation and tax advice with respect to our operations in Europe.

All Other Fees.  We did not incur any Other Fees during fiscal 2007 or fiscal 2006.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee charter provides that the audit committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the audit committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the audit committee, provided that any pre-approval decision is reported to the audit committee at its next scheduled meeting. The audit committee and the Board of Directors has delegated pre-approval authority for up to $25,000 in expenses to the chairman of the audit committee. The chairman or the audit committee has approved all work covered by the Audit Fees and Tax Fees. All fees listed above paid to our independent auditors during fiscal 2006 and 2007 were for work performed by the independent auditors’ full-time, permanent employees.

THE BOARD RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Diamond specifically incorporates it by reference into such filing.

The audit committee is comprised of Steven Neil, Joseph Silveira and Dennis Mussell, all of whom have been determined to be independent by the board of directors under the applicable NASDAQ listing requirements and SEC rules. The board also has determined that Mr. Neil is an audit committee financial expert as defined by the SEC. The committee operates under a written charter adopted by the board of directors. A copy of the audit committee’s charter is available on Diamond Foods’ website at http://www.diamondfoods.com or to any stockholder otherwise requesting a copy.

The primary function of the audit committee is to provide advice with respect to Diamond Foods’ financial matters and to assist the board of directors in fulfilling its oversight responsibilities regarding (i) the quality and integrity of Diamond Foods’ financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent, registered public accounting firm serving as Diamond Foods’ auditors and (iv) the performance of Diamond Foods’ internal audit function and the independent auditors.

Management is responsible for Diamond Foods’ internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Diamond Foods’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee reviewed and discussed the audited financial statements of Diamond Foods for the fiscal year ended July 31, 2007 with management, and management represented that the financial statements of Diamond Foods were prepared in accordance with accounting principles generally accepted in the United States of America. Management has also represented that they have assessed the effectiveness of the company’s internal controls over financial reporting as of July 31, 2007 and determined that as of that date, the company has maintained effective internal control over financial reporting. The audit committee discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 91.

The audit committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by the SAS No. 61, (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed the auditors’ independence with the independent auditors and (4) reviewed and discussed with management and Deloitte & Touche LLP management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2007 filed with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors.

Steven Neil, Chairman
Joseph Silveira
Dennis Mussell

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of January 14, 2008 by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock.

The percentage of beneficial ownership for the table is based on 16,145,551 shares of our common stock outstanding as of January 14, 2008. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after January 14, 2008 through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

	Number of Shares	% of
Name of Beneficial Owner	of Common Stock	Common Stock(1)

Directors and Officers:
Michael J. Mendes(2)	685,294	4.2%
Gary K. Ford(3)	213,501	1.3
Seth Halio(4)	170,368	1.0
John J. Gilbert(5)(6)	102,259	*
Joseph P. Silveira(5)	27,386	*
Samuel J. Keiper(7)	66,129	*
Andrew Burke(8)	43,028	*
Robert M. Lea(5)	50,169	*
Laurence M. Baer(5)	25,391	*
Dennis Mussell(5)	25,391	*
Steven M. Neil(5)	25,391	*
Glen C. Warren, Jr.(5)	35,391	*
Robert J. Zollars(5)	25,391	*
All 12 current directors and executive officers as a group(2) — (8)	1,436,499	8.6%
Other 5% Stockholders:
KDI Capital Partners, LLC(9)	878,527	5.4%
Vardon Capital Management, LLC(10)	1,103,883	6.8%
Massachusetts Financial Services Company(11)	957,572	5.9%
FMR Corp.(12)	1,830,299	11.3%

*	Less than one percent.

(1)	Percentage is based on 16,145, 551 shares of common stock outstanding as of January 14, 2008.

(2)	Includes 171,651 shares that may be acquired upon exercise of stock options. Also includes 14,654 shares purchased by Mr. Mendes in the open market for an aggregate purchase price of $248,760.

(3)	Includes 45,555 shares that may be acquired upon exercise of stock options.

(4)	Includes 45,033 shares that may be acquired upon exercise of stock options.

(5)	Includes 4,167 shares that may be acquired upon exercise of stock options.

(6)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by Gilbert Orchards. Also includes 11,144 shares in the name of The John and Sandra Gilbert Trust DTD 3/6/2000. Mr. Gilbert is a co-trustee of the trust.

(7)	Includes 15,791 shares that may be acquired upon exercise of stock options.

(8)	Includes 7,500 shares that may be acquired upon exercise of stock options

(9)	We obtained this ownership information for KDI Capital Partners, L.L.C. et al. (“KDI”) from a Schedule 13G filed with the SEC by KDI and certain individuals who are partners in KDI, reporting ownership as of July 23, 2007. KDI and its partners share voting power as to 874,733 shares and dispositive power as to 876,777 shares. The address of KDI is 5151 Glenwood Avenue, Raleigh, North Carolina 27612.

(10)	We obtained this ownership information for Vardon Capital Management, LLC (“Vardon”) from a Schedule 13G filed with the SEC reporting ownership as of December 29, 2006. Vardon and its partners share voting and dispositive power over 1,103,883 shares. The address of Vardon is 120 W. 45th Street, 17th Floor, New York, New York 10036.

(11)	We obtained this ownership information for Massachusetts Financial Services Company (“MFS”) from a Schedule 13G filed with the SEC reporting ownership as of December 31, 2006. MFS has sole voting and dispositive power over 957,572 shares. The address of MFS is 500 Boylston Street, Boston, Massachusetts, 02116.

(12)	We obtained this ownership information for FMR Corp. (“FMR”) from a Schedule 13G filed with the SEC reporting ownership as of December 31, 2006. FMR has sole voting power over 553,210 shares and sole dispositive power over 1,830,299 shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts, 02109.

EXECUTIVE COMPENSATION

Executive Officers

Name	Age	Position

Michael J. Mendes	44	President, Chief Executive Officer and Director
Gary K. Ford	53	Chief Operating Officer, Executive Vice President
Seth Halio	46	Chief Financial Officer, Executive Vice President
Samuel J. Keiper	57	Vice President, Corporate Affairs and Human Resources
Andrew Burke	41	Senior Vice President, Marketing

Michael J. Mendes has served as President and Chief Executive Officer of Diamond since 1998, and served as Vice President of International Sales and Marketing, prior to being appointed as CEO. Mr. Mendes served as Manager of International Marketing of the Dole Food Company from 1989 to 1991. Mr. Mendes has served as Chairman of the Grocery Manufactures Association’s President’s Advisory Council and currently serves on the Industry Affairs Council. He is currently on the Advisory Board of the Wine Group and has served on the boards of various industry associations. He holds a B.S. from the California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Gary K. Ford has served as our Executive Vice President and Chief Operating Officer since 1998. Mr. Ford served as general manager of the in-shell nut division of Sun-Diamond Growers of California, a cooperative joint venture, from 1995 to 1998. From 1992 to 1995, Mr. Ford served as General Manager of Metz Baking Company, and from 1979 to 1992, he served in various management capacities at PepsiCo, Inc.’s Frito-Lay division. He holds a B.S. from William Carey College and an M.B.A. from Georgia College and State University.

Seth Halio has served as our Executive Vice President and Chief Financial Officer since January 2005. From July 2002 to January 2005, Mr. Halio served in various senior financial management positions at Ocular Sciences, Inc., a contact lens manufacturer, including Corporate Controller and Director of Finance. From 1997 to April 2002, he served in various capacities with Spectra-Physics, Inc., a manufacturer of lasers, including most recently as Vice President, Finance. Earlier in his career, Mr. Halio spent over eight years with Ernst & Young LLP. Mr. Halio holds a B.S. from Bucknell University.

Samuel J. Keiper has served as our Vice President of Corporate Affairs and Human Resources since August 2005. From 1994 until August 2005, he served as our Vice President of Grower Relations and Corporate Affairs. From 1992 to 1994, Mr. Keiper served as our Director of Member Services. Prior to joining our Diamond Walnut Growers in 1987, Mr. Keiper owned and operated a diversified farming company. He holds a B.S. from the University of California, Davis.

Andrew Burke has served as our Senior Vice President of Marketing since March 2007. From June 2006 to March 2007, Mr. Burke was our Vice President of Marketing. From October 2004 until June 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparkling Wine and Beverages, at Ernest & Julio Gallo Winery. From 1997 until September 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from September 2003 to September 2004 and a Senior Brand Manager from 2001 until September 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and a B.A. from Rutgers.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer and the four other executive officers named in the Summary Compensation Table on page 16 (referred to as our “named executive officers”). The purpose of this discussion is to provide the context for the specific compensation for our named executive officers, as described in the tables and narratives following this discussion and analysis.

Diamond’s Compensation Philosophy and Objectives

The central objective of our executive compensation program is to attract and retain executives of exceptional ability who will provide strong leadership within Diamond to drive stockholder value. To that end, our executive compensation is designed to be competitive with our industry, with a significant portion of total compensation “at-risk” in the form of near- and long-term financial incentives. We believe that these incentives reward executives when they accomplish individual goals, Diamond meets corporate strategic objectives and when stockholder value increases.

Executive Compensation Processes

Role of the compensation committee.  The compensation committee (referred to as the “Committee”) of our Board of Directors is responsible for making all decisions regarding compensation for our named executive officers other than our Chief Executive Officer. With respect to the Chief Executive Officer, the Committee makes its compensation recommendations to the Board of Directors (other than Mr. Mendes) for approval. Information regarding the Committee and its role is provided on page 5 under the heading “Corporate Governance and Board of Directors Matters — Compensation Committee.”

The Committee Uses Reports from Consultants.  Since our initial public offering in July 2005, we have commissioned compensation studies from Aon Consulting to provide our management and the Committee with benchmarks regarding base salary, bonus, and long-term equity incentives for executive officers. During fiscal 2007, Aon Consulting provided updated data on cash and equity compensation practices in the industry, which we used in connection with compensation determinations for fiscal 2008.

In establishing compensation benchmarks, Aon summarized survey data from Towers Perrin, Economic Research Institute, Watson Wyatt Data Services and William Mercer for companies of similar size to Diamond in the non-durable goods manufacturing sector and the food industry. In order to provide additional points of reference for our Chief Executive Officer and Chief Financial Officer positions, Aon collected proxy statement data for comparable positions at 11 peer companies selected by Aon after consultation with our management. We have used the same peer group for this purpose since 2005. Although most of the 11 peer companies were larger than Diamond, the group is relevant since we compete with many of those same companies for executive talent. In analyzing compensation levels at these companies, however, the studies commissioned from Aon applied a regression formula to the compensation data to account for the differences in market capitalization with larger firms.

The peer group identified in the last Aon study included the following companies:

•	Kraft Foods, Inc.

•	Campbell Soup Co.

•	Hershey Foods Corp.

•	McCormick & Co., Inc.

•	Smucker JM Co.

•	Lance, Inc.

•	Hain Celestial Group, Inc.

•	J&J Snack Foods Corp.

•	Tootsie Roll Industries, Inc.

•	Weider Nutrition International, Inc.

•	SunOpta, Inc.

The CEO Makes Recommendations.  At the beginning of each fiscal year our CEO works with each of our other named executive officers to develop their individual goal achievement plans for their annual bonuses. After completion of each fiscal year, the CEO reviews the performance of each named executive officer and makes recommendations to the Committee about specific compensation levels for those executive officers, including base salary, bonus compensation and equity awards. After the end of each fiscal year, the CFO reports to the Board of Directors, including the Committee members, Diamond’s financial results for the year, which the Committee and the Board take into account in rendering compensation decisions.

Components of Executive Compensation

The material elements of compensation for our named executive officers are annual salaries, annual bonuses and equity incentives. Named executive officers also receive perquisites and participate in other programs.

Base Salary.  Base salaries enable us to attract and retain executive talent by establishing a minimum compensation upon which executives can rely. Over time, salary increases are designed to reward sustained individual performance, advancement through the organization and increasing levels of responsibility. The Committee reviews base salaries annually, generally targeting adjustments equal to the percentage increase budgeted by us for employees generally. In addition, the Committee analyzes benchmark data provided by Aon Consulting, which establishes a range of competitive salaries by reference to survey data and peer company compensation practices. These salary benchmarks enable us to gauge the competitiveness of an executive’s base salary or other compensation, but we do not set salaries based on the benchmarks.

In establishing base salaries for named executive officers in fiscal 2007, the Committee reviewed recommendations by the CEO with respect to the named executive officers other than himself, based on the CEO’s subjective assessments of each named executive officer’s experience, responsibilities, teamwork, performance and reference to benchmark data. The Committee also made subjective assessments about the CEO’s performance, and reference to benchmark data, in recommending Mr. Mendes’ base salary for fiscal

2007. At the beginning of fiscal 2007, the executive officers received raises to their base salaries as follows: Chief Executive Officer — 5.0%; Chief Operating Officer — 10.0%; Chief Financial Officer — 5.0%; Vice President Corporate Affairs and Human Resources — 6.0%; and Senior Vice President Marketing — 3.48%. The raises for the positions other than the Senior Vice President Marketing were higher than we typically provide, in order to offset a portion of the impact of our termination of a defined benefit pension plan. Our Senior Vice President Marketing joined Diamond during fiscal 2005 and was not eligible to receive pension plan benefits.

Annual Bonus Incentives.  We pay annual bonuses to our named executive officers under our Diamond Annual Bonus Program, which is administered by the Committee. Annual bonuses are intended to promote the achievement of our annual financial goals and corporate initiatives. For fiscal 2007, the maximum achievable bonuses for each of our named executive officers were as follows: Chief Executive Officer — 100% of base salary; Chief Operating Officer — 70% of base salary; Chief Financial Officer — 70% of base salary; Vice President Corporate Affairs and Human Resources — 50% of base salary; and Senior Vice President Marketing — 50% of base salary. Historically, the bonus period would run from December 1 to November 30 each year. Accordingly, bonuses were paid in December 2006 for the period from December 1, 2005 to November 30, 2006. Commencing December 1, 2006, the bonus period was changed to align with the fiscal year, which ends July 31. As a result, bonuses were paid in September 2007 and were pro rated for the eight month period from December 1, 2006 to July 31, 2007.

Each year, our Board reviews and approves an annual plan outlining Diamond’s business objectives and key initiatives for the upcoming fiscal year. Each of our named executive officers other than the Chief Executive Officer develops a detailed plan consisting of individual goals, the achievement of which support the annual plan. Each of the major categories of business goals and objectives contained in our corporate annual plan is supported by one or more of these individual goal achievement plans. The individual goal achievement plans are reviewed and approved by our Chief executive Officer. At the end of the fiscal year, each named executive officer other than the Chief Executive Officer performs a self-assessment of his performance relative to his individual goal achievement plan, which is reviewed and approved by our Chief Executive Officer. At the conclusion of this process, each named executive officer other than the Chief Executive Officer is assigned a score on a 200 point scale, with 200 points signifying maximum performance, at which the maximum bonus would be earned. The Committee reviews the Chief Executive Officer’s recommendations and approves bonus payments to these officers based on this score as recommended by our CEO.

After the end of each fiscal year, the Committee evaluates the performance of our Chief Executive Officer by reference to our performance relative to the Company annual plan, and recommends to the Board his bonus compensation based on the Committee’s assessment of the achievement of our goals and initiatives for the year. The fiscal 2007 annual plan against which our Chief Executive Officer’s performance was measured consisted of an extensive list of specific business goals and corporate objectives that were approved by our Board of Directors at the beginning of fiscal 2007. The various specific goals and objectives fall into the following main categories: revenue and profitability; development of our Emerald and Diamond brands; improvements in production yields and labor productivity; cost savings and profitability initiatives; and improvements in manufacturing and financial system infrastructure. Due to the number and complexity of goals and objectives included in the Company annual plan and each of the executive officers’ individual goal achievement plans, and due to the fact that our CEO expects each of the other named executive officers to set at least some goals that are difficult to achieve, the Committee believes that achievement of maximum bonus payments has been and will continue to be a rare occurrence. In 2006 and 2007 none of our named executive officers received the maximum allowable bonus.

Equity Incentives.  In fiscal 2007 the Committee granted no equity awards, due to its decision to alter the timing of equity awards from mid-year to the beginning of the fiscal year, to coincide with the timing of executive officer base salaries and annual bonus determinations. However, the Committee believes that equity awards are a key component of its executive compensation program. Our 2005 Equity Incentive Plan enables

Diamond to grant stock options, stock appreciation rights, restricted stock, and other equity awards. The Committee believes that these equity-based incentives serve the following purposes:

•	align the interests of our executives with those of other shareholders;

•	promote performance orientation among executives through stock option grants the value of which is at risk;

•	augment total compensation to be competitive with executive compensation at other companies; and

•	retain executives through vesting of equity awards, particularly restricted stock.

We anticipate that most of our equity awards to executive officers will be made pursuant to an annual grant program, although the Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. The Committee makes annual grants either at in-person meetings or by unanimous written consent. To the extent stock options have been granted by the Committee, the exercise price equaled the closing price of our stock on the date of the meeting or the date on which all of the written consents were signed. In addition, from time to time, the Committee has approved new hire grants of options to officers who join Diamond by unanimous written consent. In these situations, the Committee’s practice has been to use the closing price of our stock on the date all written consents have been signed. The Committee delegated to the Chief Executive Officer the authority to grant equity awards to non-officer employees, provided that he may not grant more than 13,000 options or 2,000 shares of restricted stock to any employee. In exercising this delegated authority, the Chief Executive Officer reviews proposed equity grants on the fifteenth day of each month (or the next business day if the fifteenth is a holiday or weekend day). If he approves the grant of an option, the exercise price is established as the closing price of our stock on that date.

Severance and Change of Control Benefits.  Each of our named executive officers is covered by an arrangement under which he will receive payments in the event the executive’s employment is terminated after a change of control of Diamond. Payments vary from one to three times salary, based on position and tenure in the company. In addition, if we terminate our Chief Executive Officer without cause, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, as well as certain outplacement services. Finally, under our 2005 Equity Incentive Plan, all outstanding equity awards will vest upon a change of control of Diamond if not assumed by the acquirer. We believe that these benefits are competitive in the industry and assist in recruiting and retaining executive officers. For more information, please refer to “Potential Payments upon Employment Termination and Change of Control Events,” which begins on page 22.

Retirement Plans.  The executive officers participate in the same 401(k) plan on the same terms provided to all administrative employees. Pursuant to the 401(k) plan, we make a contribution of 3% of base salary into 401(k) accounts, up to a maximum of $30,000 per year. In addition, the Chief Executive Officer participates in Diamond Walnut Growers Retirement Restoration Plan, a non-qualified supplemental retirement plan that provides supplemental benefits upon retirement. This retirement program, which was first implemented in 1989, was established to incent and retain senior executives by rewarding long-term contributions by providing income security upon retirement. For more information regarding the Diamond Walnut Growers Retirement Restoration Plan, please see “Pension Benefits” on page 20.

Perquisites.  We provide executive officers with perquisites and other personal benefits that we believe are consistent with our overall compensation program, in order to enable us to attract and retain executives. The Committee periodically reviews the types of perquisites and other personal benefits provided to executive officers.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Diamond’s Annual Report on Form 10-K for the year ended July 31, 2007.

COMPENSATION COMMITTEE

Robert Zollars, Chairman
Larry Baer
Glen Warren

Summary of Executive Compensation

The following table presents information about the compensation for the 2007 fiscal year awarded to, earned by or paid to our named executive officers serving in that capacity as of July 31, 2007. We also provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)(2)	($)(3)	($)(4)	($)

Michael Mendes President and Chief Executive Officer	2007	509,280	—	1,583,176	287,901	(5)	456,225	120,184	246,275	3,203,041
Gary Ford Executive Vice President, Chief Operating Officer	2007	274,039	—	685,384	42,143	(6)	171,646	—	74,278	1,247,490
Seth Halio Executive Vice President, Chief Financial Officer	2007	251,539	—	595,974	38,457	(6)	142,590	—	41,030	1,069,590
Sam Keiper Vice President, Corporate Affairs and Human Resources	2007	185,097	—	232,684	18,232	(6)	77,601	—	33,102	546,716
Andrew Burke Senior Vice President, Marketing	2007	237,692	—	74,622	36,077	(6)	83,795	—	16,546	448,732

(1)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R related to the awards of restricted shares granted in fiscal years 2005, 2006 and 2007. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” on page 33 of Amendment No. 1 to our Annual Report on Form 10-K, with the exceptions that the valuation shown here in the Summary Compensation Table assumes no forfeitures for the named executive officers. The restricted shares reflected in this column vest over a three-year period from the date of grant. During the vesting period, the named executive officers are the beneficial owners of the restricted shares and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on the Company’s common shares generally. During fiscal 2007, we paid quarterly dividends at a rate of $0.03 per share.

(2)	Amounts in this column reflect annual, non-equity incentive plan awards earned under the Annual Bonus Program during fiscal 2007. The payments were based on achievement of company annual plan objectives, for the Chief Executive Officer, and of individual goal plan objectives for the other named executive officers. The amounts are comprised of the portion of a bonus paid in December 2006 that was attributable to services in fiscal 2007, and a bonus paid in September 2007. Additional information regarding the Annual Bonus Program is provided under “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Bonus Incentives.”

(3)	Amounts in this column represent the increase in present value of accumulated benefits accrued under the Diamond Walnut Growers Retirement Restoration Plan, in which the Chief Executive Officer participates. Additional information regarding the Retirement Restoration Plan is set forth below in “Pension Benefits.”

(4)	Amounts shown in this column for each of the named executive officers include the following:

	Mr. Mendes	Mr. Ford	Mr. Halio	Mr. Keiper	Mr. Burke

Housing and Moving Expenses	$111,321	$32,400	$0	$0	$0
Travel Reimbursements	2,131	834	0	1,241	1,428
Health and Wellness Programs	6,443	480	3,144	0	832
Exec-U-Care Reimbursements(a)	2,053	6,507	4,577	424	0
Auto and Parking(b)	4,988	2,953	9,297	3,389	0
Financial Planning Services	15,275	6,711	6,240	6,646	0
Tax Gross Ups(c)	85,896	7,329	4,093	4,585	0
401(k) Contribution	6,963	6,415	6,203	5,692	3,742
Life and Medical Insurance Premiums	11,205	10,649	7,476	11,125	10,544

Total	$246,275	$74,278	$41,030	$33,102	$16,546

(a)	Includes reimbursement for medical expenses not otherwise covered under health insurance offered by Diamond.

(b)	Includes value of the use of company-owned vehicle for personal reasons.

(c)	For Mr. Ford, Mr. Halio and Mr. Keiper, the amounts are attributable to gross ups paid in connection with tax obligations associated with financial planning services. For Mr. Mendes, includes gross-ups paid in connection with tax obligations associated with the following: $54,726 in gross-up for housing reimbursement taxes and $31,170 in gross-up for financial planning services income.

(5)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R related to options to purchase common stock granted in fiscal 2006 and 2007. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” on page 33 of Amendment No. 1 to our Annual Report on Form 10-K, with the exceptions that the valuation shown here in the Summary Compensation Table assumes no forfeitures for the named executive officers. The options reflected in this column vest over a five-year period from the date of grant.

(6)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R related to options to purchase common stock granted in fiscal 2006 and 2007. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” on page 33 of Amendment No. 1 to our Annual Report on Form 10-K, with the, with the exceptions that the valuation shown here in the Summary Compensation Table assumes no forfeitures for the named executive officers. The options reflected in this column vest over a three-year period from the date of grant.

2007 GRANTS OF PLAN-BASED AWARDS

									All Other
									Option
									Awards:	Exercise	Grant
			Estimated Future Payouts Under						Number of	or Base	Date Fair
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Securities	Price of	Value
			Awards(1)			Non-Equity Incentive Plan Awards			Underlying	Option	of Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)

Michael Mendes	N/A		0	383,625	511,500	—	—	—	—	—	—
Gary Ford	N/A		0	144,375	192,500	—	—	—	—	—	—
Seth Halio	N/A		0	132,300	176,400	—	—	—	—	—	—
Sam Keiper	N/A		0	69,563	92,750	—	—	—	—	—	—
Andrew Burke	N/A		0	86,275	115,033	—	—	—	—	—	—
	3/15/07	(2)				—	—	—	15,000	15.83	10,603

(1)	Reflects potential payouts of amounts that could have been earned with respect to fiscal 2007 threshold, target and maximum levels under the Diamond Foods Annual Bonus Program. Targets for non-equity incentive plan awards are based on 75% of maximum, which has been our practice for senior executives. Actual amounts earned for fiscal 2007 have been reported in “Summary Compensation Table” as Non-Equity Incentive Plan Compensation, which provides actual payments made in December 2006. The “Maximum” amounts are based on percentages of salaries in effect as of December 2006, prorated to four months, and September 2007, prorated to eight months. The maximum bonus percentages of salary are: Chief Executive Officer — 100%; Chief Operating Officer — 70%; Chief Financial Officer — 70%; Vice President Corporate Affairs and Human Resources — 50%; Senior Vice President Marketing — 50%. Mr. Burke was promoted from Vice President, Marketing to Senior Vice President, Marketing in April 2007, and his maximum non-equity incentive plan award was increased from 45% of salary. Under the Annual Bonus Program, named executive officers could receive no payment if performance objectives are not met. Accordingly, the “Threshold” amounts are $0.

(2)	This stock option award was granted under the 2005 Equity Incentive Plan. The option incrementally vest as to one-third of the shares subject to the options on the first anniversary of grant and thereafter vest in monthly pro-rata increments over the following twenty-four months. The options have a maximum term of ten years subject to earlier termination upon cessation of service to Diamond. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares. Amounts shown in this column represent the grant date fair value under FAS 123R of the stock options without giving effect to any forfeiture rate.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

								Stock Awards
	Option Awards											Equity	Equity
					Equity							Incentive	Incentive
					Incentive					Market		Plan Awards:	Plan Awards:
					Plan Awards:					Value of		Number of	Market or
	Number of				Number of			Number of		Shares or		Unearned	Payout Value
	Securities		Number of		Securities			Shares or		Units of		Shares, Units	of Unearned
	Underlying		Securities		Underlying			Units of		Stock		or Other	Shares, Units or
	Unexercised		Underlying		Unexercised	Option		Stock that		that		Rights that	Other Rights
	Options (#)		Unexercised		Unearned	Exercise	Option	have not		have Not		have not	that have
	Exercisable		Options (#)		Options	Price	Expiration	Vested		Vested		Vested	not Vested
Name	(1)		Unexercisable		(#)	($)	Date	(#)(2)		($)(3)		(#)	($)

Michael Mendes	168,888	(4)	84,445	(4)	—	17.00	7/20/15	84,444	(5)	1,387,415	(5)	—	—
	78,750	(6)	146,250	(6)	—	17.07	10/25/15	14,067	(8)	231,121	(8)	—	—
	21,096	(7)	42,192	(7)	—	21.00	1/10/16	—		—		—	—
Gary Ford	63,333	(4)	31,667	(4)	—	17.00	7/20/15	31,666	(5)	520,272	(5)	—	—
	5,972	(7)	11,943	(7)	—	21.00	1/10/16	3,978	(8)	65,359	(8)	—	—
Seth Halio	63,333	(4)	31,667	(4)	—	17.00	7/20/15	27,444	(5)	450,905	(5)	—	—
	5,450	(7)	10,899	(7)	—	21.00	1/10/16	3,636	(8)	59,739	(8)	—	—
Sam Keiper	21,111	(4)	10,556	(4)	—	17.00	7/20/15	10,555	(5)	173,419	(5)	—	—
	2,597	(7)	5,193	(7)	—	21.00	1/10/16	1,728	(8)	28,391	(8)	—	—
Andrew Burke	5,000	(9)	10,000	(9)	—	14.93	6/19/16	10,000	(10)	164,300	(10)	—	—
	0	(11)	15,000	(11)	—	15,83	3/14/17	—		—		—	—

(1)	All options set forth in the table have a ten-year term. The unvested portion of an option will expire prior to its stated expiration date in the event of the optionee’s termination of employment.

(2)	The shares set forth in column g are grants of restricted stock that vest subject to continued employment with Diamond.

(3)	The market value of the unvested restricted shares was computed using $16.43, which was the closing share price of Diamond stock on July 31, 2007.

(4)	These options were granted on July 20, 2005 in connection with Diamond’s initial public offering. One-third of the options vested on July 20, 2006, and the remaining options vest in eight equal installments each calendar quarter after July 20, 2006 such that the options will be fully vested on July 20, 2008.

(5)	These shares of restricted stock were granted on July 20, 2005 in connection with Diamond’s initial public offering. One-third of the restricted shares vested on July 20, 2006, an additional third vested on July 20, 2007 and the remaining restricted shares will vest on July 20, 2008.

(6)	From 2001 until October 2005, Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which Diamond agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of our stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of our common stock. The option vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years. The option will be fully vested on October 25, 2010.

(7)	These options were granted on January 10, 2006. One-third of the options vested on January 10, 2007, and the remaining options vest in eight equal installments each calendar quarter after January 10, 2006 such that the options will be fully vested on January 10, 2009.

(8)	These shares of restricted stock were granted on January 10, 2006. One-third of the restricted shares vested on January 10, 2007, an additional third vested on January 10, 2008, and the remaining restricted shares will vest on January 10, 2009.

(9)	These options were granted on June 19, 2006 in connection with commencement of Mr. Burke’s employment with Diamond. One-third of the options vested on June 19, 2007, and the remaining options vest in eight equal installments each calendar quarter after June 19, 2007 such that the options will be fully vested on June 19, 2009.

(10)	These shares of restricted stock were granted on June 19, 2006 in connection with commencement of Mr. Burke’s employment with Diamond. One-third of the restricted shares vested on June 19, 2007, an addition third will vest on June 19, 2008, and the remaining shares will vest on June 19, 2009.

(11)	These options were granted on March 14, 2007 in connection with commencement of Mr. Burke’s promotion to Senior Vice President, Marketing. One-third of the options will vest on March 14, 2008, and the remaining options will vest in eight equal installments each calendar quarter after March 14, 2008 such that the options will be fully vested on March 14, 2010.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Michael Mendes	—	—	91,478	1,560,965
Gary Ford	—	—	33,656	574,037
Seth Halio	—	—	29,262	499,132
Sam Keiper	—	—	11,420	194,863
Andrew Burke	—	—	5,000	87,450

(1)	Represents shares of restricted stock that vested during fiscal 2007.

(2)	The market price used in determining the value realized was calculated using the closing share price on the date of vesting.

PENSION BENEFITS

Prior to November 17, 2006, we maintained the Diamond Foods, Inc. Pension Plan, which was a qualified defined benefit plan covering administrative employees including named executive officers. On November 17, 2006, we froze the pension plan such that all pension benefits ceased accruing on that date. Effective December 1, 2006, we terminated the pension plan. In connection with the termination of the plan, employees had the option of receiving a settlement of their accrued pension plan benefits by taking an immediate monthly life annuity or a lump sum equal to the actuarial equivalent of the accrued benefit. The lump sum amount was calculated using the required lump sum basis, including the average 30-year Treasury bond rate for the month two months prior to the month of distribution, and the mortality table published by the IRS in Revenue Ruling 2001-62. The lump sum value calculation included discounting with interest each future benefit payment over the employee’s expected lifetime.

We continue to maintain the Diamond Walnut Growers Retirement Restoration Plan, which provides unfunded, non-qualified benefits. Our Chief Executive Officer is the sole remaining participant in the plan. The rules governing eligibility under this plan are the same under the terminated Pension Plan, which required that an employee either complete 1,000 hours of service in the first twelve months of employment or complete 1,000 hours of service in any plan year (August 1 to July 31) beginning after the date of hire. Our Chief Executive Officer is eligible for participation under the Retirement Restoration Plan.

The normal retirement benefit provided under the Retirement Restoration Plan is payable as an annuity beginning at age 60. The benefit is the amount by which the monthly target benefit under the plan exceeds the monthly benefit paid under the Diamond Foods, Inc. Pension Plan. The target benefit under the Retirement Restoration Plan is the amount resulting from the formula below that produces the higher benefit:

•	2% of the annual average compensation multiplied by years of credited service. Once this amount is calculated, subtract 1% multiplied by the social security benefit payable multiplied by the years of credited service (not to exceed 40 years).

•	3% of the annual average compensation multiplied by years of credited service (not to exceed 15 years). Once this amount is calculated, add 1/2% of the annual average compensation multiplied by the years of credited service that exceed 15 years. Once this amount is added, subtract 3 1/3% of the social security benefit payable multiplied by the years of credited service (not to exceed 15 years).

For the purposes of these calculations, annual average compensation is the highest average of annual compensation over five consecutive years out of the ten years preceding the date of termination of employment. Compensation includes base salary and bonus.

The rules governing early retirement eligibility under the Retirement Restoration Plan are the same as were defined in the terminated Pension Plan:

•	Early retirement is available on the first day of any month that coincides with or immediately follows the 50th birthday, but not before reaching ten years of service with Diamond.

•	Benefits may start at any time between age 50 and 60.

The amount of the early retirement benefit is the amount that would have otherwise been payable upon normal retirement beginning at age 60, minus 1/3% per month for each month early retirement precedes the age 60 normal retirement date.

The Retirement Restoration Plan allows the participant to choose from a number of methods to receive accrued benefits, which include the following:

•	Single life annuity — A single life annuity provides a monthly benefit until death. This option also includes an alternative allowing for 3% annual benefit increases for inflation protection (in which case the starting benefit is lower).

•	Life annuity with 5 or 10 years certain — Under this form, the participant receives a monthly benefit for life. If death occurs before the end of the 5 or 10 years, the designated beneficiary will receive the same monthly benefit for the remainder of the 5 or 10 year period.

•	Joint and survivor annuity — Under this form, the participant receives a monthly benefit paid for life. If the participant dies before their beneficiary, the beneficiary receives the selected percentage (50%, 66 2/3%, 75%, or 100%) of that monthly benefit for the rest of his or her life. A 75% joint and survivor annuity is also available with 3% annual benefit increases for inflation protection (in which case the starting benefit is lower).

•	Social Security adjustment option — Under this option, the single life annuity amount is adjusted to provide a higher benefit prior to age 65 and a lower benefit thereafter (anticipating that the participant might commence social security benefits at age 65).

•	Immediate annuity — If a participant is not yet eligible for early retirement but their original hire date was before August 1, 2000, the participant is eligible to receive a reduced annuity payable immediately upon termination. If the participant is single, the benefit is paid in the “single life annuity” form of payment, described above, and if married, the benefit is paid as a “50% joint and survivor” annuity. This annuity is actuarially reduced to be payable at the age at termination.

•	Lump sum payment — Under this form, the participant receives a single cash payment (lump sum) equal to the actuarial present value of the vested benefit. The lump sum amount is determined based on the required basis set forth in the General Agreement on Tariffs and Trade — Retirement Protection Act of 1994 (“GATT”), utilizing the average 30-year T-bond rate for the month two months prior to the month of distribution. The higher the interest rate, the lower the lump sum, and vice versa.

Determination of Value

The amounts shown are based on retirement at age 60, which is the earliest age at which an unreduced retirement benefit is payable under the Retirement Restoration Plan. Other key assumptions used to determine the amounts are as follows:

•	An interest rate of 6.40%, the Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (“SFAS 87”) discount rate as of July 31, 2007. The discount rate as of July 31, 2006 was 5.85%.

•	The value of benefits under the SERP have been determined assuming the benefit is received as a lump sum, with the conversion based on a 6% interest rate (was 5.5% at July 31, 2006) and the unisex Revenue Ruling 2001-62 mortality table.

The table below shows for our Chief Executive Officer the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the Retirement Restoration Plan. The years of credited service are years of service while employed by us, and no additional years of credited service have been granted.

2007 Pension Benefits

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)(1)

Michael Mendes	Retirement Restoration Plan	14.8	1,690,901	—

Michael Mendes	Diamond Foods, Inc. Pension Plan	—	—	253,367

(1)	In connection with the termination of the Diamond Foods, Inc. Pension Plan, employees had the option of receiving a settlement of their accrued pension plan benefits by taking an immediate monthly life annuity or a lump sum equal to the actuarial equivalent of the accrued benefit. The lump sum amount was calculated using the required lump sum basis, including the average 30-year Treasury bond rate for the month two months prior to the month of distribution, and the mortality table published by the IRS in Revenue Ruling 2001-62. The lump sum value calculation included discounting with interest each future benefit payment over the employee’s expected lifetime. Mr. Mendes elected to receive the lump sum amount, which is the value reflected in the table above.

Potential Payments upon Employment Termination and Change-of-Control Events

We have entered into change-of-control agreements with our executive officers. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive will become entitled to receive severance payments equal to a multiple of his current yearly salary and maximum bonus. The multiple is three times for Mr. Mendes, Mr. Ford and Mr. Keiper, two times for Mr. Halio and one time for Mr. Burke. In addition, if an executive officers elects to continue medical and/or dental coverage after termination, he will receive a monthly payment equal to the premium(s) for the coverage elected for himself and his dependents.

Under these agreements, the term “cause” means termination of employment due to the officer’s willful and continued failure to perform his or her duties to the Company or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her or her duties, or the officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct.

Under these agreements, the term “good reason” means in each case without the officer’s consent or waiver: a material diminution of the officer’s duties or authority with Diamond, or the assignment of duties and responsibilities inconsistent with his or her status at Diamond, as of the date of the change of control; a reduction in base salary or material reduction in benefits as of the date of the change in control without the express written consent of the officer; any breach by us of any of our material obligations under our agreements with the officer; or a reassignment that requires the officer to move his or her principal work location more than 50 miles.

In addition, in connection with commencement of his employment as Chief Executive Officer, we agreed to provide Mr. Mendes with termination benefits independent of a change of control transaction. If we terminate Mr. Mendes’ employment for any reason other than due to his willful breach of duty, habitual neglect of duty or continued incapacity to perform, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and we have agreed to provide him with up to $10,000 in outplacement services.

The tables below present estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of July 31, 2007 pursuant to their change of control agreements, with respect to all of the named executive officers, and pursuant to the employment letter agreement, with respect to Mr. Mendes. As a condition of receiving any severance benefits in connection with the change of control agreements, a named executive officer must execute a full waiver and release of all claims in our favor and agree to abide by certain covenants regarding confidentiality, non-solicitation of employees, non-interference with our business relationships and non-competition. In addition to the benefits described in the tables below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Michael Mendes	Gary Ford	Seth Halio	Sam Keiper	Andrew Burke

Termination after Change of Control:
Severance — Multiple of Base Salary and Maximum Annual Bonus Program Award	$3,118,500	$1,402,500	$856,800	$834,750	$357,000
Post-termination COBRA reimbursement for 18 months	22,451	22,451	15,469	22,451	22,451
Acceleration of unvested restricted stock as of July 31, 2007(1)	1,618,536	585,631	510,644	201,810	164,300
Acceleration of unvested options as of July 31, 2007(2)	—	—	—	—	24,000

Total	4,759,487	2,010,582	1,382,913	1,059,011	567,751

Voluntary Retirement:
Payment under Retirement Restoration Plan(3)	1,690,901	—	—	—	—

Involuntary Termination:
Post-termination outplacement services	10,000	—	—	—	—
Post-termination base salary, health and welfare benefit continuation (12 months)(4)	534,717	—	—	—	—
Total	544,717	—	—	—	—

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $16.43 per share, which was the closing price of our stock on July 31, 2007.

(2)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $16.43 per share, which was the closing price of Diamond’s stock on July 31, 2007. The exercise prices of unvested options for Mr. Mendes, Mr. Ford, Mr. Halio and Mr. Keiper exceeded $16.43.

(3)	Amounts reflect estimated lump-sum present value of non-qualified retirement plan benefits.

(4)	Amounts reflect 12 months of base salary and COBRA reimbursements as of July 31, 2007.

DIRECTOR COMPENSATION

The following table shows the compensation earned in fiscal 2007 by members of our Board of Directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Larry Baer	32,500	39,993	49,823	122,316
Jack Gilbert	37,000	39,993	49,823	126,816
Bob Lea	32,000	39,993	49,823	122,316
Dennis Mussell	34,500	39,993	49,823	124,316
Steve Neil	37,500	39,993	49,823	127,316
Joe Silveira	34,000	39,993	49,823	123,816
Glen Warren	31,000	39,993	49,823	120,816
Bob Zollars	35,000	39,993	49,823	124,816

(1)	Our non-employee directors receive annual retainer and meeting fees. The annual retainer is $18,000 and meeting fees are $2,000 for each board meeting attended. In addition, the chairman of the Board of Directors and the chairman of the audit committee each receive an annual retainer of $5,000, and the compensation committee chair and nominating and governance committee chair each receive an additional annual retainer of $2,500. Committee members receive a meeting fees of $500 for each board committee meeting attended. All of our directors are reimbursed for their reasonable expenses in attending board and board committee meetings.

(2)	Upon their initial appointment or election to our Board of Directors, each non-employee director receives an automatic grant of restricted stock under our 2005 Equity Incentive Plan. The number of shares is equal to $120,000 divided by the closing price of our stock on the date of grant. Each such automatic stock grant is restricted, meaning that we retain the right to repurchase the shares for the nominal purchase price until they are vested. The restricted shares vests in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service. The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R related to the awards of restricted shares granted in fiscal 2005. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” on page 33 of the Amendment No. 1 to our Annual Report on Form 10-K.

(3)	Under our 2005 Equity Incentive Plan, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of our common stock upon first joining the Board of Directors. The option will have an exercise price equal to the fair market value on the date of grant. Non-employee directors who were members of the board on the date of our initial public offering on July 20, 2005, received their initial, automatic grant on such date, with an exercise price equal to our initial public offering price of $17.00 per share.

Our 2005 Equity Incentive Plan also provides that each non-employee director will receive an automatic grant of an option to purchase 10,000 shares of our common stock on each anniversary of the date of grant of the initial option. Accordingly, on July 20, 2007, each non-employee director received this automatic grant with an exercise price equal to $17.03 per share, which was the closing price of our stock on such date. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable on the one-year anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R related to options to purchase common stock granted in fiscal years 2006 and 2007. Additional information regarding our SFAS 123R assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” on page 33 of Amendment No. 1 to the Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of Laurence Baer, Glen Warren and Robert Zollars, none of whom has any interlocking relationships as defined by the Securities and Exchange Commission.

Equity Compensation Plan Information

The following table sets forth information as of July 31, 2007 regarding equity awards under our 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan:

Equity Compensation Plan Information Table

		Weighted	Number of Securities
	Number of Securities	Average Exercise	Available for Future
	to be Issued Upon	Price of	Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,621,170	$17.37	948,936	(1)
Equity compensation plans not approved by security holders	0	—	—
Total	1,621,170	$17.37	948,936	(1)

(1)	Of these shares, 445,072 shares remain available for purchase under our 2005 Employee Stock Purchase Plan and 503,864 shares remain available for purchase under our 2005 Equity Incentive Plan. All of the shares available for grant under the 2005 Equity Incentive Plan may be issued in the form of stock options, restricted stock, stock bonuses, stock appreciation rights or restricted stock units. Under the terms of our 2005 Equity Incentive Plan, on the first business day of each of the fiscal years 2006 through 2014, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 2% of the total outstanding shares as of the immediately preceding July 31, or a lesser number of shares determined by our Board of Directors, provided that no more than 25,000,000 shares may be issued pursuant to the exercise of incentive stock options. Under the terms of our 2005 Employee Stock Purchase Plan, beginning in fiscal 2007, on the first business day of each fiscal year the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the last day of the immediately preceding fiscal year, or a lesser number of shares determined by our Board of Directors, provided that the aggregate number of shares issued over the term of the plan shall not exceed 4,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transactions must be reviewed and approved by the audit committee or another independent body of the Board of Directors in accordance with the written Audit Committee Charter.

Other than the employment and severance agreements described in “Corporate Governance and Board of Directors Matters — Director Compensation,” “Executive Compensation” and the transactions described below, since August 1, 2006 there has not been, and there currently is not proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or exceeds $120,000; and

•	in which any director, executive officer, holder of more than 5% of any class of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Grower Payments

We have paid each member of our Board of Directors who is currently a grower from whom we purchase walnuts, or an affiliate of a such a grower, for walnut products we received from them in the ordinary course of our business. The following table shows the payments received by the directors who also sold walnuts to us in fiscal 2007 and fiscal 2008 through November 15, 2007:

	Fiscal	Grower
Name	Year	Payments

John J. Gilbert(1)	2008	$1,456,127
	2007	$1,935,591
Robert M. Lea	2008	$530,662
	2007	$519,745

(1)	Represents amounts paid to Rio Oso Groves, Inc., of which Mr. Gilbert is an owner and executive officer, and to Gilbert Orchards, a corporation of which Mr. Gilbert is an owner and executive officer.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breach of fiduciary duty as directors, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we:

•	must indemnify its directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	may indemnify our other employees and agents to the same extent that we indemnified our directors and executive officers, unless otherwise required by law, our certificate of incorporation, bylaws or agreements; and

•	must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and bylaws and to provide additional procedural protections. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain liability insurance for our directors and officers and have obtained a rider to this coverage for securities matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2009 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than October 14, 2008 in order for the proposal to be included in our proxy statement and proxy for the 2008 meeting. Stockholders wishing to present a proposal at our 2009 annual meeting of stockholders or to nominate a person to our board of directors at the 2009 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than December 10, 2008 and no later than January 9, 2009 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws.

If the 2009 annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the 2007 fiscal year.

OTHER BUSINESS

The board of directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Meeting.

0 0 0 0 0 4

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 25, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - John J. Gilbert	☐	☐	02 - Steven M. Neil	☐	☐	03 - Robert J. Zollars	☐	☐

	For	Against	Abstain

2. Approval of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on March 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael J. Mendes and John J. Gilbert, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 25, 2008 at 10:00 a.m., at 1050 South Diamond Street, Stockton, California, 95205-7087 and any adjournment or postponement thereof.
This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgement and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14A-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE.	SEE REVERSE SIDE